77I Exhibit


Morgan Stanley California Tax-Free Daily Income Trust

The Board of Trustees of Morgan Stanley California
Tax-Free Daily Income Trust (the "Fund"), at a meeting duly convened and held on April 20-21, 2016, approved the establishment of one additional class of shares of beneficial interest of the Fund, as follows:

S Class

S Class is more fully described in the Prospectus and Statement of Additional Information filed via EDGAR with the SEC on June 24, 2016 (accession number
0001104659-16-129303) and is incorporated by
reference herein.